EXHIBIT 99.1
KBR Announces First Quarter 2019 Financial Results

•	KBR Revenue growth of 29% to $1.3 billion and Net Income Attributable to KBR of $40 million

•	22% industry leading Government Solutions organic revenue growth; 48% for Technology

•	GAAP EPS of $0.28 and Adjusted EPS of $0.36

•	Operating cash flow of $48 million

•	Re-affirming 2019 guidance

HOUSTON, Texas - May 1, 2019 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries today announced first quarter 2019 financial results.

"Combined with our recently announced LOGCAP V win I am pleased to report that KBR has come out of the blocks strong in 2019," said Stuart Bradie, KBR President and CEO. The Company reported a 29% increase in consolidated revenue compared to the first quarter 2018, driven by industry-leading organic growth of 22% from Government Solutions and 48% from Technology Solutions. Consolidated book-to-bill of 1.1x, excluding the workoff of our long-term PFIs, reported in the quarter was underpinned by a robust 2.4x delivered by Energy Solutions. "All three of our segment end markets are buoyant, and we look forward to continuing the positive momentum," Bradie continued. "While exciting to report top line growth and healthy book-to-bill, the conversion of operating cash achieved across each business reflects both the quality of the portfolio and our continued focus on cash efficiency. I wish to thank each member of our team for their contributions in delivering outstanding results yet again,” said Bradie.
First Quarter Financial Results

	Three Months Ended March 31,
Dollars in millions	2019	2018
Revenue	$1,340	$1,038
Gross Profit	$153	$115
Equity in earnings of unconsolidated affiliates	$—	$23
Selling, general & administrative	(78)	(69)
Gain on consolidation of Aspire entities	$—	$115
Operating income	78	181
Net income attributable to KBR	$40	$138
Adjusted EBITDA (1)	$97	$84
Diluted EPS	$0.28	$0.97
Adjusted EPS	$0.36	$0.34
Operating cash flows	$48	$(130)

(1) See additional information at the end of this release regarding non-GAAP financial measures

Financial highlights
Summary results for the quarter ended March 31, 2019 are as follows:

•	Overall revenue growth of 29%

•	Revenue growth in Government Solutions of 44%, 22% organic, underpinned by on-contract growth and new work awarded under our portfolio of well-positioned contracting vehicles:

•	Expansion of systems engineering, test and evaluation, modernization, systems integration, and program management services in our engineering business;

•	On-contract growth across our logistics business as additional activities are added to our scope; and

•	Continued disaster recovery work for the U.S. Air Force at Tyndall Air Force Base supporting restoration efforts in the wake of Hurricane Michael;

•	Acquisitive revenue and earnings growth from SGT, acquired in the 2nd quarter 2018;

•
Strong organic revenue growth in Technology Solutions of 48% attributable to increasing demand for our innovative solutions across the chemical, petrochemical, refining and ammonia markets, including increased proprietary equipment sales;

•	Equity earnings during the quarter was impacted by an impairment recorded on a joint venture in Latin America as well as the net impact of legal adjudications and settlements related to Ichthys;

•	A gain on consolidation of the Aspire subcontracting entities recognized in the first quarter 2018 that did not recur in 2019;

•	Interest expense in line with expectations;

•	Income tax rates higher than normative due to discrete charges in equity earnings; and

•	Operating cash flow of $48 million primarily attributable to cash earnings and working capital effectiveness across each segment.
Changes in reporting, effective January 1, 2019:

•	We changed the name of our Government Services segment to "Government Solutions", our Technology segment to "Technology Solutions", and our Hydrocarbons Services segment to "Energy Solutions".

•
Effective January 1, 2019, we have elected to classify certain indirect costs incurred as overhead (included in "Cost of revenues") or general administrative expenses for U.S. GAAP reporting purposes in the same manner as such costs are defined in our disclosure statements under U.S. Government Cost Accounting Standards. We reclassified $34 million from "Cost of revenues" to "Selling, general and administrative expenses" for the quarter ended March 31, 2018. There was no impact on consolidated or segment operating income or net income as previously reported.
Notable New Business Awards/Developments:
Quality bookings continue to support the Company’s long-term outlook. Consolidated first quarter 2019 book-to-bill was 1.1x, excluding the workoff of our long-term private finance initiatives, or PFIs. Our Energy Solutions business led the Company in bookings, adding quality projects aligned with our commercial strategies and deep technical expertise. Notable bookings in the first quarter include a reimbursable contract with ExxonMobil to provide detailed engineering, procurement, and construction services for the offsites and interconnecting units as part of the recently announced crude expansion project in Texas, and a refinery debottlenecking project with SATORP, a joint venture between Saudi Aramco and Total.
In mid-April, we were awarded multiple prime contracts to provide logistics support services to the U.S. Army, coalition partners and other federal agencies under the $82 billion LOGCAP V contract. This indefinite-delivery/indefinite-quantity contract has an initial five-year ordering period and options for five additional one-year ordering periods. Under LOGCAP V, KBR won three of the seven major contracts the U.S. Army awarded, including a large performance task order to provide LOGCAP logistics support services in Afghanistan and contracts for setting the theater and associated performance task orders to support the U.S. European Command and Northern Command. Each task order has its own period of performance. This award has not yet been booked into backlog.
Liquidity and Capital Structure

•	March 31, 2019 operating cash flow to net income attributable to KBR conversion of 120%;

•	Gross and net debt leverage as of March 31, 2019 of 3.1x and 1.4x, respectively, is in line with management expectations; and

•	Previously disclosed Ichthys funding expectations remain unchanged.
Reaffirming Guidance
The company reaffirms 2019 GAAP EPS guidance with a range of $1.29 to $1.44, and Adjusted EPS guidance with a range of $1.58 to $1.73 per share. Our guidance of earnings per share is on an Adjusted EPS basis, which excludes legacy legal costs for U.S. Government contracts, non-cash imputed interest on the conversion option of the convertible debt, acquisition and integration related costs, amortization related to the consolidation of Aspire, and incremental 2019 interest expense associated with funding the legacy Ichthys project. A reconciliation of GAAP EPS to Adjusted EPS guidance is included at the end of this release.

Operating cash flows for 2019 are estimated to range from $175 million to $205 million. Our estimated effective tax rate for 2019 is estimated to range from 23% to 25%.
About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs over 37,500 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

•
Government Solutions, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics;

•
Technology Solutions, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining and gasification; and

•
Energy Solutions, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU); program management and consulting services.

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Revenues:
Government Solutions	$975	$677
Technology Solutions	92	62
Energy Solutions	272	299
Subtotal	1,339	1,038
Non-strategic Business	1	—
Total revenues	1,340	1,038
Gross profit (loss):
Government Solutions	90	67
Technology Solutions	27	21
Energy Solutions	36	29
Subtotal	153	117
Non-strategic Business	—	(2)
Total gross profit	153	115
Equity in earnings of unconsolidated affiliates:
Government Solutions	6	8
Technology Solutions	—	—
Energy Solutions	(6)	15
Subtotal	—	23
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	—	23
Selling, general and administrative expenses	(78)	(69)
Acquisition and integration related costs	(1)	(3)
Gain on disposition of assets	4	—
Gain on consolidation of Aspire entities	—	115
Operating income	78	181
Interest expense	(25)	(6)
Other non-operating income (expense)	5	(2)
Income before income taxes and noncontrolling interests	58	173
Provision for income taxes	(16)	(34)
Net income	42	139
Net income attributable to noncontrolling interests	(2)	(1)
Net income attributable to KBR	$40	$138

Net income attributable to KBR per share:
Basic	$0.28	$0.98
Diluted	$0.28	$0.97

Basic weighted average common shares outstanding	141	140
Diluted weighted average common shares outstanding	141	140

Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Cash flows from operating activities:
Net income	$42	$139
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	16	13
Equity in earnings of unconsolidated affiliates	—	(23)
Deferred income tax expense	3	25
Gain on disposition of assets	(4)	—
Gain on consolidation of Aspire entities	—	(115)
Other	(4)	11
Changes in operating assets and liabilities	(5)	(180)
Total cash flows provided by (used in) operating activities	48	(130)
Cash flows from investing activities:
Purchases of property, plant and equipment	(2)	(9)
Investments in equity method joint ventures	(70)	(72)
Adjustments to cash due to consolidation of Aspire entities	—	205
Other	3	1
Total cash flows (used in) provided by investing activities	(69)	125
Cash flows from financing activities:
Payments to reacquire common stock	(3)	(2)
Acquisition of remaining ownership interest in joint ventures	—	(6)
Payments of dividends to shareholders	(11)	(11)
Net proceeds from issuance of common stock	1	—
Borrowings on revolving credit agreements	—	70
Payments on revolving credit agreements	(2)	—
Other	(2)	—
Total cash flows (used in) provided by financing activities	(17)	51
Effect of exchange rate changes on cash	7	1
(Decrease) increase in cash and equivalents	(31)	47
Cash and equivalents at beginning of period	739	439
Cash and equivalents at end of period	$708	$486

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	March 31,	December 31,
	2019	2018
Government Solutions	$10,775	$11,005
Technology Solutions	547	594
Energy Solutions	2,278	1,896
Subtotal	13,600	13,495
Non-strategic Business	2	2
Total backlog	$13,602	$13,497

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $3.1 billion at March 31, 2019 and $3.0 billion at December 31, 2018. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $5.3 billion at March 31, 2019 and $5.3 billion at December 31, 2018.

We estimate that as of March 31, 2019, 31% of our backlog will be executed within one year. Of this amount, 81% will be recognized in revenues on our condensed consolidated statement of operations and 19% will be recorded by our unconsolidated joint ventures. As of March 31, 2019, $57 million of our backlog relates to active contracts that are in a loss position.

As of March 31, 2019, 9% of our backlog was attributable to fixed-price contracts, 56% was attributable to PFIs and 35% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of March 31, 2019, $9.6 billion of our GS backlog was currently funded by our customers.

As of March 31, 2019, we had approximately $3.3 billion of priced option periods for U.S. government contracts that are not included in the backlog amounts presented above.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA

We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income (loss) attributable to KBR, plus interest expense, net; provision (benefit) for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITA and Adjusted EBITDA for each of the three months ended March 31, 2019 and 2018 is considered a non-GAAP financial measure under the SEC's rules because EBITDA and Adjusted EBITDA for each such period excludes certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes that EBITDA and Adjusted EBITDA for each of the three months ended March 31, 2019 and 2018 is a meaningful measure to share with investors because each measure, which adjusts net income attributable to KBR for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, EBITDA and Adjusted EBITDA affords investors a view of what management considers KBR's core performance for each of the three months ended March 31, 2019 and 2018 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended March 31,
Dollars in millions	2019	2018

Net Income Attributable to KBR	$40	$138

Add Back:
Interest expense	25	6
Provision for income taxes	16	34
Other non-operating (income) loss	(5)	2
Depreciation and amortization	16	13

Consolidated EBITDA	$92	$193

Add Back:
Legacy legal fees	4	3
Acquisition and integration related costs	1	3
Gain on consolidation of Aspire entities	—	(115)

Adjusted EBITDA	$97	$84

Adjusted EPS

Adjusted diluted earnings per share from net income attributable to KBR (Adjusted EPS) for each of the three months ended March 31, 2019 and 2018 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts included in the diluted earnings per share from net income attributable to KBR calculated in accordance with GAAP (EPS) for such periods. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods. Management believes that the Adjusted EPS for each of the three months ended March 31, 2019 and 2018 is a meaningful measure to share with investors because each measure, which adjusts EPS for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three months ended March 31, 2019 and 2018 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three months ended March 31, 2019 and 2018 by adjusting EPS for the items included in the table below.

	Three Months Ended March 31,
	2019	2018
Diluted earnings per share:
Reported EPS	$0.28	$0.97

Adjustment:
Legacy legal fees	$0.02	$0.01
Non-cash imputed interest on conversion option	$0.01	$—
Acquisition and integration related expenses	$0.01	$0.02
Amortization related to Aspire acquisition	$0.02	$0.01
Incremental interest on Ichthys	$0.02	$—
Aspire gain on consolidation	$—	$(0.67)

Adjusted EPS	$0.36	$0.34

We have calculated the Adjusted EPS for the 2019 guidance by adjusting EPS for the items included in the table below.

	Low	High
Diluted earnings per share:
EPS Guidance	$1.29	$1.44

Adjustments:
Legacy legal fees	$0.06	$0.06
Non-cash imputed interest on conversion option	$0.06	$0.06
Acquisition and integration related expenses	$0.02	$0.02
Amortization related to Aspire acquisition	0.06	0.06
Incremental interest on Ichthys	$0.09	$0.09

Adjusted EPS Guidance	$1.58	$1.73